EXHIBIT 12







                  SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES


                        Computation of Ratios of Earnings
                   From Continuing Operations to Fixed Charges
                              Total Enterprise (a)




                                            Six Months Ended June 30,                Years Ended December 31,


                                               1996         1995         1995        1994       1993       1992       1991
                                               ----         ----         ----        ----       ----       ----       ----

                                                                                           (In Thousands)


Earnings from Continuing Operations:
    Income (loss) before income taxes        $71,712     $ 79,817      $134,124    $ 76,098   $127,617   $126,691    $119,326
    Fixed charges (see computation below)     24,946       23,870        49,679      48,385     59,171     49,131      46,596
                                             -------     --------       -------    --------   --------   --------    --------


Total Earnings Available for Fixed Charges   $96,658     $103,687      $183,803    $124,483   $186,788   $175,822    $165,922
                                             =======     ========      ========    ========   ========   ========    ========


Fixed Charges:
    Interest expense before deducting
       interest capitalized                  $23,863     $ 22,682      $ 46,859    $ 45,900   $ 56,599   $ 46,298    $ 42,957
    Rentals(b)                                 1,083        1,188         2,820       2,485      2,572      2,833       3,639
                                              ------     --------        ------    --------   --------   --------    --------


                                             $24,946     $ 23,870      $ 49,679    $ 48,385   $ 59,171   $ 49,131    $ 46,596
                                             =======     ========      ========    ========   ========   ========    ========


Ratio of Earnings to Fixed Charges               3.9          4.3           3.7         2.6        3.2        3.6         3.6
                                                ====     ========          ====    ========   ========  =========    ========




- ----------------

(a) Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.